Exhibit 6.4

CHANGE HISTORY
Printed Name	Change	Date	Version
David Rogers	Initial Draft	9/13/2017	P001000.01

REVIEWS/APPROVALS
Printed Name	Role	Signature	Date	Version
Chris Knox	Originator	DocuSigned by:	10/2/2017	P001000.01
/s/ Chris Knox
2D0F685983444D2...

Shane Fraser	Reviewer	DocuSigned by:	9/29/2017	P001000.01
/s/ Shane Fraser
70ABEFF57975478...

David Rogers	Approver	DocuSigned by:	9/28/2017	P001000.01
/s/ David Rogers
FEF64C973D2E4C4...

Non-Discrimination Policy	Document # P001000

NON-DISCRIMINATION POLICY

It is the policy and commitment of Ziyen Inc. that it does not discriminate on the basis of race, age, color, sex, national origin, physical or mental disability, or religion.

Equal Employment Opportunity

Ziyen Inc. is committed to a policy of equal employment opportunity and does not discriminate in the terms, conditions, or privileges of employment on account of race, age, color, sex, national origin, physical or mental disability, or religion or otherwise as may be prohibited by federal and state law.

Any employee, board member, volunteer or client who believes that s/he or any other affiliate of Ziyen Inc. has been discriminated against is strongly encouraged to report this concern promptly to the Executive Director.

Discriminatory Harassment

Harassment or intimidation of a client, staff person or guest because of that person’s race, age, color, sex, national origin, physical or mental disability, or religion is specifically prohibited and may be grounds for termination. Harassment and intimidation includes abusive, foul or threatening language or behavior. Ziyen Inc. is committed to maintaining a workplace that is free of any such harassment and will not tolerate discrimination against staff members, volunteers or agency clients.

Issues of discriminatory treatment, harassment, or intimidation on any of these bases should immediately be reported to the Executive Director or immediate supervisor and, if substantiated, prompt action will be taken.

Non-Discrimination Policy	Document # P001000